BOX ENERGY CORPORATION
                    COMPUTATION OF EARNINGS PER SHARE
                             Exhibit 11.1
                (In thousands, except per share amounts)

                                                Three Months Ended
                                                      March 31,
                                                1996          1995
                                              __________   ___________

Net income for primary earnings per share      $  2,417     $    739
Interest expense on 8 1/4%
 convertible subordinated notes                   1,133        1,120
Income tax effect (assumed to be 35%)              (397)        (392)
                                              __________   ___________
Net income for fully-diluted
 earnings per share                            $  3,153     $  1,467
                                              ==========   ===========

Primary earnings per share                     $   0.12     $   0.04
                                              ==========   ===========

Fully-diluted earnings per share               $   0.12     $   0.06
                                              ==========   ===========

Calculation of weighted average shares
  Class A (Voting) common stock                   3,250        3,250
  Class B (Non-voting) common stock              17,553       17,553
  Stock options considered common stock
    equivalents                                       3            0
                                              __________   ___________
    Total shares used for primary
      earnings per share                         20,806       20,803
Contingent shares from remaining
  stock options granted                             619          334
Contingent shares from 8 1/4%
  convertible subordinated notes                  5,007        5,007
                                              __________   ___________
    Total shares used for fully-diluted
      earnings per share                         26,432       26,144
                                              ==========   ===========